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                           STOCK PURCHASE AGREEMENT          (Exhibit 2.1)


           THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated as of May 20, 1996, between NationsBank of Texas, N.A. a national banking association ("NationsBank Texas") and NationsBank, N.A. (South), a national banking association ("NationsBank South"), (the foregoing sometimes hereinafter being referred to collectively as the "Parties");

                                   WITNESSETH:

           WHEREAS, the Parties desire that NationsBank South acquire the outstanding capital stock of Main Place Funding Corporation, a Delaware corporation (the "Corporation") from NationsBank Texas; and

           WHEREAS, the Parties desire to provide for certain undertakings, conditions, warranties, representations, and covenants in connection with this transaction;

           NOW, THEREFORE, in consideration of the premises, and of the covenants, terms and conditions hereinafter set forth, the Parties agree as follows:

                                    ARTICLE I

               NationsBank Texas's Representations and Warranties
               --------------------------------------------------

           (a) NationsBank Texas is a corporation duly organized and validly existing in good standing under the laws of the United States of America, and has the power to execute, deliver and perform its duties under this Agreement.

           (b) NationsBank Texas is the owner of all of the outstanding capital stock of the Corporation, constituting one hundred (100) shares of Common Stock of the Corporation. Such shares are now and will be at the Closing Date (as defined below) validly issued, fully paid and non-assessable; and NationsBank Texas will at the Closing Date have full legal right, power and authority to sell, assign and transfer the stock to NationsBank South without encumbrance or restriction.

           (c) There are no outstanding options, warrants or other rights to acquire stock of the Corporation.

           (d) NationsBank Texas has no knowledge of any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, claim, judgment or decree, or any other restriction of any kind or character, which materially or adversely affects the business or condition of the Corporation or any of its assets or property, or which would prevent the execution of this Agreement or prevent or make unduly burdensome consummation of the transaction provided for in this Agreement by either of the Parties, except as otherwise identified in this Agreement.

           (e) NationsBank Texas has no knowledge of any present or threatened legal action or other proceedings, or any investigation with respect to any change concerning a violation of federal, state or local law or administrative regulations in respect to the business of the Corporation.

           (f) At the time of the purchase and sale contemplated by this Agreement, the Corporation owns no "Low Quality Asset" as that term is defined in Section 23A of the Federal Reserve Act.

                                   ARTICLE II

               NationsBank South's Representations and Warranties
               --------------------------------------------------

           (a) NationsBank South is a corporation duly organized and validly existing in good standing under the laws of the United States of America, and has the power to execute, deliver and perform its duties under this Agreement.

           (b) NationsBank South has no knowledge of any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, claim, judgment or decree, or any other restriction of any kind or character, which would prevent the execution of this Agreement or prevent or make unduly burdensome consummation of the transaction provided for in this Agreement by either of the Parties, except as otherwise identified in this Agreement.

                                   ARTICLE III

                                 Purchase Price
                                 --------------

           (a) Subject to the representations, warranties and agreements herein contained, NationsBank Texas agrees to sell, assign and transfer to NationsBank South, and NationsBank South agrees to purchase from NationsBank Texas one hundred (100) shares of Common Stock of the Corporation for an aggregate purchase price of $301,347,000.00.

          (b) The closing of the transaction covered by this Agreement shall be held not later than June 30, 1996, on such day and at such place and time as the Parties shall determine ("Closing Date").

           (c) On the Closing Date, NationsBank South shall deliver a check, or make a wire transfer, in the full amount of the purchase price to NationsBank Texas and NationsBank Texas shall deliver to NationsBank South one certificate representing one hundred (100) shares of Common Stock of the Corporation duly endorsed for transfer by NationsBank Texas.

                                   ARTICLE IV

                  Conditions Precedent to Parties' Obligations
                  --------------------------------------------

           (a) The Parties will apply for and obtain approvals from such regulatory authorities as the Corporation or the Parties may deem necessary to properly effect the change in ownership of the stock of the Corporation. All necessary regulatory approvals must be received prior to the Closing Date.

          (b) The representations and warranties contained in Articles I and II of this Agreement shall be true on and as of the Closing Date with the same effect as if made on and as of such date.

                                    ARTICLE V

                                  Miscellaneous
                                  -------------

           (a) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.

           (b) This Agreement shall be binding upon and inure to the benefit of the assigns and successors in interest to the Parties.

           (c) This Agreement represents the entire agreement between the Parties with respect to the subject matter covered, and cannot be supplemented or altered except by written agreement of the Parties.

           (d) All notices and other communications pursuant to this Agreement shall be in writing and sufficient if delivered personally, or sent by registered or certified mail, postage prepaid, to the following persons and addresses:

If to NationsBank Texas, to:

                    NationsBank of Texas, N.A.
                    901 Main Street
                    Dallas, Texas 75202
                    Attention: John E. Mack


If to NationsBank South, to:

                    NationsBank, N.A. (South)
                    600 Peachtree Street, NE
                    Atlanta, Georgia 30308
                    Attention: Joe L. Price

           IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the day and year first above written.

                         NATIONSBANK OF TEXAS, N.A.


                         By:  /s/ John E. Mack
                              ----------------
                              John E. Mack
                        Its:  Senior Vice President



                         NATIONSBANK, N.A. (SOUTH)


                         By:  /s/ Joe L. Price
                              ----------------
                              Joe L. Price
                        Its:  Senior Vice President